EXHIBIT 23.1

Consent of Independent Accountants

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2000, except as to the conversion of subordinated notes described in Note 15 which is as of May 15, 2000, relating to the financial statements, which appears in the 2000 Annual Report to Shareholders of Integrated Device Technology, Inc., which is incorporated by reference in Integrated Device Technology, Inc.'s Annual Report on Form 10-K for the year ended April 2, 2000. We also consent to the incorporation by reference of our report dated April 21, 2000, except as to the conversion of subordinated notes described in Note 15 which is as of May 15, 2000, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
May 24, 2001

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